EXHIBIT 10.1

MANAGEMENT AND ADMINISTRATIVE SERVICES AGREEMENT

This management and administrative services agreement (the “Agreement”) is made and entered into as of June 6, 2019 (the “Effective Date”), by and among Satellites Dip, LLC, a California limited liability company (“SD”) and NMG Cathedral City, LLC, a California limited liability company (“NMG”). SD and NMG are each referred to herein as a “Party” and are collectively referred to herein as the “Parties.”

WHEREAS, SD is a licensed commercial cannabis business conducing the Commercial Cannabis Activity within the State of California;

WHEREAS, subject to the terms and conditions hereof, SD desires to engage NMG to provide management and administrative services for SD, at SD’s expense, on the terms and conditions set forth herein;

WHEREAS, subject to the terms and conditions hereof, NMG desires to provide such management and administrative services to SD;

WHEREAS, these recitals are hereby incorporated and made a part of this Agreement; and

NOW, THEREFORE, in consideration of the promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound hereby, do promise and agree as follows:

1. DEFINITIONS

a. “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

b. “Agreement” shall have the meaning set forth in the recitals of this Agreement.

c. “Applicable Law” means any and all applicable local, state and federal laws, rules and regulations. Notwithstanding anything to the contrary contained herein, the parties acknowledge that, at the time of the execution of this Agreement, the terms of this Agreement may not comply with the CSA. The parties acknowledge that a violation of the CSA shall not be deemed to violate Applicable Law as used herein.

d. “BCC” means the California Bureau of Cannabis Control.

e. Branded Products” shall have the meaning set forth in Section 3(a) of this Agreement.

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f. “CDPH” means the California Department of Public Health.

g. “Claims” means any claim, demand, dispute, controversy or cause of action.

h. “Commercial Cannabis Activity” shall mean commercial cannabis distribution and manufacturing operations.

i. “Confidential Information” means any and all information relating to either Party, including information about either Party’s business operations, strategies, goods and services, customers, pricing, marketing, and other information or documents that may reasonably be deemed to be sensitive, confidential or proprietary, disclosed to and/or obtained by one Party to the other in connection with this Agreement, whether orally, in writing, or in other recorded form, and regardless of whether such information is expressly stated to be confidential or marked as such. For purposes of clarity, Confidential Information shall not include information that, at the time of disclosure: (i) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of a Party; (ii) is or becomes available to a Party on a non-confidential basis from another Person, provided that such Person is not and was not prohibited from disclosing such Confidential Information; (iii) was known by or in the possession of a Party prior to being disclosed by or on behalf of the other Party; or (iv) is required to be disclosed by Applicable Law, including pursuant to the terms of a court order; provided that the disclosing Party has given the other Party prior written notice of such disclosure and an opportunity to contest such disclosure and to seek a protective order or other remedy.

j. “CSA” means 21 U.S.C. § 811, et seq., short titled the Controlled Substance Act and its implementing regulations.

k. “CPA” shall mean a certified public accountant.

l. “Distribution Premises” means the real property where SD is licensed to conduct commercial cannabis distribution activities.

m. “Effective Date” shall have the meaning set forth in the recitals of this Agreement.

n. “Equipment Lease” shall have the meaning set forth in Section 3(b).

o. “Gross Revenue” means the gross amount of monies, income, consideration and/or other compensation actually received by SD in connection with SD’s Commercial Cannabis Activity.

p. “HR” means human resources.

q. “IT” means information technology.

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r. “License” or “Licenses” means: (i) any and all approvals, permits and/or licenses required by local municipal law to engage in the Commercial Cannabis Activity; and (ii) a license to engage in the Commercial Cannabis Activity granted by the applicable California licensing authority. The Licenses are attached hereto as Exhibit A.

a. “Licensed Premises” shall mean collectively, the Manufacturing Premises and the Distribution Premises.

s. “Local Tax” means any and all local municipal taxes for which payment is required based on SD’s general business activities and the Commercial Cannabis Activity.

t. “Losses” means losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

u. “Management Fee” shall mean the greater of: (a) thirty percent (30%) of Net Profits; or (b) Ten Thousand Dollars ($10,000.00) per month.

v. “Manufacturing License” means SD’s state commercial cannabis manufacturing license attached hereto as Exhibit A.

w. “Manufacturing Premises” means the real property where SD is licensed to conduct commercial cannabis manufacturing activities.

x. “Net Profits” means Gross Revenue less all costs, obligations, liabilities expenditures incurred during the Term. Such expenditures shall include, but shall not be limited to, rent, utilities, license fees, product taxes (whether federal, state or local), input costs, testing costs, manufacturing costs, packaging costs, sales costs, administrative costs, personnel costs, and any travel-related costs incurred.

y. “Nev LLC” shall have the meaning set forth in Section 3(a).

z. “NMG” shall have the meaning set forth in the preamble of this Agreement.

aa. “Operational Expense” shall mean any expense required for the general operation of SD in connection with SD’s performance of the Commercial Cannabis Activity at the Licensed Premises, excluding any Source Material Expense.

bb. “Party” or “Parties” shall have the meaning set forth in the recitals of this Agreement.

cc. “Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

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dd. “Renewal Term” shall have the meaning set forth in Section 6(b).

ee. “Representatives” means a Party's and its Affiliates' shareholders, members, managers, employees, officers, directors, consultants and legal advisors.

ff. “Source Material Expense” shall mean any costs related to all raw ingredients, including cannabis and non-cannabis ingredients, packaging and labeling, and any other materials required to be used in the Commercial Cannabis Activity.

gg. “SD” shall have the meaning set forth in the preamble of this Agreement.

hh. “Services” shall have the meaning set forth in Section 2 of this Agreement.

ii. “State Excise Tax” means: the tax set forth in California Revenue and Taxation Code § 34011. It is acknowledged that, as of the Effective Date, the State excise tax is fifteen percent (15%) of the one hundred sixty percent (160%) of the wholesale price that a licensed cannabis retailer acquires the cannabis and/or cannabis product from a distributor, in an arms-length transaction.

jj. “Statement” means the monthly invoice provided to SD from NMG setting forth the Management Fee for the applicable month.

kk. “State Regulatory Authorities” means the BCC and the CDPH.

ll. “Term” shall have the meaning set forth in Section 6(a) of this Agreement.

2. MANAGEMENT AND ADMINISTRATIVE SERVICES

a. Services. Upon the terms and subject to the conditions contained herein, at SD’s sole cost and expense, SD has engaged NMG to provide certain management and administrative services in connection with the day-to-day administration of SD’s business (the Services”). The Services may include, without limitation, the following services:

i. Management of Operations. NMG shall manage and oversee day-to-day operation of SD’s business, which services may include, without limitation: (1) maintaining legally compliant and customary and appropriate hours of operation for the business; (2) causing SD to hire an adequate and appropriate staff of employees during all hours of operation; (3) managing, supervising, monitoring performance and directing all personnel; (4) recommending administrative policies and procedures; and (5) implementing approved policies and procedures, all in compliance with the terms of this Agreement and Applicable Law.

ii. Inventory Management. NMG shall establish, purchase, and manage appropriate inventory and supply levels for use in connection with SD’s business, including, but not limited to, supplies necessary to conduct the Commercial Cannabis Activity as permitted under Applicable Law, office supplies, and technology supplies.

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iii. Equipment and Physical Maintenance. NMG shall provide certain services as it relates the equipment and the operations as follows: (1) maintenance; (2) cleaning; (3) painting; (4) decorating; (5) plumbing; (6) carpeting; (7) grounds-keeping; (8) landscaping; (9) such other maintenance and repair work that is objectively reasonably necessary or desirable; and (10) and such other related services as may be reasonably required by SD from time to time.

iv. Regulatory Compliance. NMG shall provide regulatory compliance services (either directly or by engaging a subcontractor for regulatory compliance services with cannabis specific subject matter experience), which services may include, without limitation: (1) providing SD with ongoing advice and recommendations to ensure SD’s operations remain in compliance with Applicable Law; (2) providing internal compliance audits; (3) scheduling and planning external audits; (4) providing SD with information necessary to maintain all active Licenses in compliance with Applicable Law; (5) monitoring administrative submission requirements for all active Licenses; (6) ensuring SD is recording and maintaining all required records related to SD’s operations; (7) preparing and conducting periodic reviews of all standard operating procedures; and (8) ensuring that all employees and staff are aware of all regulatory requirements.

v. Payroll. NMG shall provide payroll services (either directly or by engaging a subcontractor for payroll services that is authorized to engage in payroll services in the State of California), which services may include, without limitation: (1) providing ongoing preparation and completion of payroll processing and payment services; (2) establishing procedures and systems for direct deposit and manual checks drawn on certain identified financial accounts; (3) providing electronic and manual payment of all payroll taxes; and (4) assisting with the electronic filing of quarterly and annual reports.

vi. HR Services. NMG shall provide HR services (either directly or by engaging a subcontractor for HR services), which services may include, without limitation: (1) advising and assisting SD in the development and administration of HR policies and programs relating to the relevant labor relations, personnel administration, wage and salary administration, and safety; (2) directing and administering SD’s medical, health, and employee benefit and pension programs; (3) administering sickness prevention programs; (4) advising in the implementation of all HR policies and programs; (5) preparing and maintaining records, statistical data, and reports pertinent to applicable HR policies and programs; (6) perform background checks on candidates for hire; and (7) additional HR services that are mutually agreed upon by the Parties.

vii. Marketing Services. NMG shall provide marketing services (either directly or by engaging a subcontractor for marketing services), which services may include, without limitation: (1) developing marketing plans; (2) engaging in promotional activities and advertising; and (3) implementing the marketing plans.

viii. IT Services. NMG shall provide IT services (either directly or by engaging subcontractor for IT services), which services may include, without limitation: (1) establishing telephone, network, and database management services; (2) developing information technology planning services; (3) procuring necessary hardware and software; (4) providing ongoing support for initial set up and/or relocation of the facilities or email services; and (5) additional IT services that are mutually agreed by the Parties.

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ix. Legal Services. NMG shall provide legal services (by engaging subcontractor attorneys to provide legal services that are licensed to practice law in the State of California with cannabis specific subject matter experience), which services may include, without limitation: (1) drafting and reviewing letters, contracts and other legal documents; (2) providing legal consultation and opinions; (3) maintaining corporate books and records; (4) litigation management, as applicable; (4) advising on certain regulatory compliance matters; and (5) structuring and advising on prospective mergers and acquisitions.

x. Tax Services. NMG shall provide tax services (by engaging subcontractor CPAs that are authorized to engage in CPA services in the State of California, with cannabis specific subject matter experience), which services may include, without limitation: (1) tax monitoring, support, recommendations and advice as may be necessary to ensure SD’s ongoing compliance with the sales and use tax laws, cannabis tax law, and other programs administered by the California Department of Tax and Fee Administration which may affect SD; (2) extensive knowledge of Federal tax law as it relates to cannabis businesses (including, but not limited to IRS Code § 280E tax planning); (3) preparing tax returns and other related reports that require filing; and (4) ensuring payment of the: (I) Local Tax; and (II) State Excise Tax, if applicable.

xi. Accounting Services. NMG shall provide accounting services (by engaging subcontractor accountants and/or bookkeepers that are authorized to engage in accounting services in the State of California, with cannabis specific subject matter experience), which services may include, without limitation: (1) maintaining a separate bank account for SD, to be used in making or causing to be made any expenditure that is necessary pursuant to this Agreement, and providing copies of all bank statements and transactions on a monthly basis; (2) general bookkeeping, accounting, and maintenance of corporate records; (3) drafting periodic financial statements; (4) providing audited and unaudited balance sheets, statements of income and results of operation; (5) engaging in verbal and written communications with investors and professional services providers; and (6) providing other related services as mutually agreed from time to time by the Parties related to SD’s business and operations. NMG shall provide SD with whatever reasonable budgets, reports, and other documentation SD reasonably requests, within a reasonable time after request. NMG shall allow SD to reasonably inspect, audit, and copy NMG’s books, records and files relating to the business, all of which NMG shall maintain separately from other businesses or properties managed.

xii. Security Services. NMG shall provide security services (by engaging subcontractor security personnel that are authorized to engage in security services in the State of California, with cannabis specific subject matter experience), which services may include, without limitation: (1) alarm system installation and monitoring; (2) video surveillance installation and monitoring; (3) armed or unarmed guard personnel; and (4) such other security services as are objectively necessary or desirable for SD’s business.

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xiii. Operating Budget. NMG shall control the operating budget, and SD’s members will only have a right to approve such budget if, and to the extent, it would require a capital contribution from SD’s members or would in the reasonable judgment of SD’s members generate net losses for the year. Notwithstanding the foregoing, SD shall have approval rights as to any Operational Expense in excess of Three Thousand Dollars ($3,000.00) and SD shall have approval rights as to any Source Material Expense in excess of Ten Thousand Dollars ($10,000.00).

xiv. Facility Inspections. NMG shall provide comprehensive inspections of the Manufacturing Premises and the Distribution Premises and will ensure that each premises complies with OSHA and other applicable safety laws and regulations.

xv. Development Plan and Management Process. NMG shall keep detailed records and accounts related to SD’s Commercial Cannabis Activity and track key performance indicators including but not limited to, (i) operational expenditure per unit produced; (ii) throughput of production; (iii) capital expenditure timeline; and (iv) operational expenditure timeline. NMG shall provide SD with weekly reviews of all process data information to ensure process development is continuously improving yield and quality of the product.

xvi. Miscellaneous Services. In addition to the foregoing, NMG shall provide or cause to be provided all other activities that NMG determines, or SD determines in its reasonable judgment, are necessary or desirable for the day-to-day operation or management of SD’s business.

b. Subcontracting with subcontractors. Notwithstanding anything to the contrary herein, SD agrees and acknowledges that within the agreed upon budget NMG shall be permitted to subcontract or otherwise delegate any or all of its duties and obligations hereunder to one or more subcontractors, provided that: (i) the terms of each such arrangement shall be on terms consistent herewith, including without limitation by requiring that the applicable third party perform its duties and obligations thereunder in a manner consistent the terms of this Agreement; (ii) no such arrangement shall relieve NMG of its obligation to ensure the performance of all of the duties and responsibilities contemplated to be performed by NMG under this Agreement. Notwithstanding the foregoing, NMG shall remain responsible for onsite operational management at the Licensed Premises during the Term.

c. Cooperation. SD shall cooperate with NMG in all reasonable respects in matters relating to the provision and receipt of the Services. This includes, but is not limited to, ensuring that NMG and NMG Representatives have access to the Licensed Premises twenty-four (24) hours per day, seven (7) days per week. If required by law to do so, SD shall be responsible for communicating with State Regulatory Bodies as necessary. . Otherwise, NMG shall be responsible for communicating with State Regulatory Bodies on behalf of SD.

d. Insurance. SD shall maintain, throughout the Term and for a period of one (1) year thereafter, at its own cost and expense from a qualified insurance company Standard General Liability Insurance (covering hazards and interruptions) and Product Liability Insurance. All insurance policies shall name NMG as additional insured or named additional insured with limits no less than the greater of the amount required by Applicable Law and one million dollars ($1,000,000) per occurrence and two million dollars ($2,000,000) in the aggregate, including bodily injury, property damage, and products and completed operations, which policy will include contractual liability coverage insuring the activities of SD under this Agreement. Upon demand, SD shall furnish to NMG a certificate of insurance evidencing same within five (5) days after request for same.

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e. Standard of Performance. In performing the Services hereunder, NMG shall use that degree of skill, care and diligence that a reasonable person would use acting in like circumstances in accordance with industry standards and Applicable Law.

3. BRANDING, EQUIPMENT, CAPITAL, LEASE.

a. Brand Licensing. NMG shall work to broker commercial arrangements between SD and third-party cannabis brand owners whereby SD licenses commercial cannabis brands from third-parties in connection with SD’s Commercial Cannabis Activity in exchange for a license fee. Specifically, within thirty (30) days of the Effective Date, NMG shall broker a commercial arrangement between its affiliate company, Nevada Medical Group, LLC (“Nev LLC”) and SD whereby SD licenses the trademarks and other intellectual property to be used in connection with SD’s production of cannabis products bearing such licensed trademarks (the “Branded Products”) on terms as favorable as the most favored licensee. NMG shall use good faith efforts to establish similar license agreements with third-party cannabis brand owners and to produce SD branded products in the event SD decides to create its own brand(s). NMG shall work to establish operations at capacity at the Licensed Premises.

b. Equipment and Capital. NMG shall furnish all equipment and machinery necessary for SD’s production of the Branded Products. Upon mutual agreement of the Parties, NMG shall also provide additional capital to SD to be used solely for the expansion of SD’s Commercial Cannabis Activity. Any equipment provided by NMG to SD shall be owned by NMG in its entirety and, subject to SD’s approval of the terms, leased to SD pursuant to an Equipment Lease Agreement dated June 6, 2019 (the “Equipment Lease”).

c. Loan. Contemporaneously herewith, the Parties have entered into a certain loan agreement dated June 6, 2019 whereby NMG has loaned SD Two Hundred and Fifty Thousand Dollars (the “Loan Agreement”) to be used solely in connection with SD’s Commercial Cannabis Activity.

d. Lease. SD represents and warrants that it is a current tenant of the Licensed Premises and that no provision of this Agreement is conflicting with the terms and conditions of SD’s lease agreement for the Licensed Premises.

4. PAYMENT

a. Charges. In consideration of NMG providing the Services, SD shall pay to NMG the Management Fee.

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b. Statement. NMG shall submit a Statement to SD no later than five (5) calendar days after the end of each calendar month (unless otherwise agreed to by the Parties) with respect to the Management Fee payable by NMG for such calendar month. Each Statement shall set forth in reasonable detail the Management Fee.

c. Payment. Full payment of the Management Fee as set forth in the Statement shall be made no later than ten (10) calendar days following receipt of the Statement. Payment shall be made by SD in U.S. Dollars. In the event of any disagreement between NMG and SD with respect to any Statement or any amounts owed hereunder, SD shall make full payment of the Management Fee set forth on the Statement, and thereafter NMG and the SD agree to negotiate in good faith to resolve such dispute, in accordance with the dispute resolution provisions set forth herein.

5. REGULATORY DISCLOSURES; COMPLIANCE

a. Regulatory Disclosures.

i. The Parties acknowledge the contractual relationship contemplated hereby requires regulatory disclosure of NMG as an “Owner” of SD’s Licenses under State Law. Immediately following the Effective Date, SD shall: (i) Notify the BCC and CDPH of the change in “Ownership” of each applicable License occasioned by this Agreement pursuant to Section 5023(c) of the BCC regulations and Section 40178 of the CDPH Regulations by completing the necessary and appropriate forms provided by each State Regulatory Authority. It is the Parties belief that administrative disclosure of the contractual relationship contemplated hereby to the City of Cathedral City is not required. In the event that the City of Cathedral City determines that disclosure of NMG’s interest in the Licenses is required, the Parties agree to timely cooperate and promptly take all necessary steps to disclose such “Ownership.”

ii. The Parties acknowledge the contractual relationship contemplated hereby requires regulatory disclosure to the CDPH of certain NMG Representatives in their individual capacity, as “Owners”. Immediately following the Effective Date, SD shall: (i) Notify the CDPH of the change in “Ownership” the Manufacturing License occasioned by this Agreement.

iii. NMG agrees to provide SD with all personal information relating to NMG and NMG’s Affiliates including LiveScans and all other information that is required by state law to be disclosed by SD to the State Regulatory Authorities. NMG hereby authorizes and consents SD to submit all such required personal information of NMG and NMG’s Affiliates to the State Regulatory Authorities and shall cause all such Affiliates to complete LiveScans, provide their personal information, and consent to such disclosure.

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b. Compliance. It is the Parties’ intent that this Agreement comply in all respects with all Applicable Laws and the Parties have structured their relationship with that specific intent. However, each Party understands that the Applicable Laws are complicated and in a state of flux. In the event that the State Regulatory Authorities require additional disclosure obligations pursuant to Section 6(a) above, or which require changes to the structure of this Agreement for compliance purposes, the Parties agree to use best efforts to make such disclosures and/or modify this Agreement to comply with the new requirements while preserving the intent of the Parties set forth herein. In addition, each Party further understands that United States Federal laws may render the subject of this Agreement as void or unenforceable, and as a result, the Parties expressly acknowledge and agree that if United States Federal laws that would render the subject of this Agreement as void or unenforceable that does not and will not apply to this Agreement, the transactions contemplated hereby, or the relationship of the Parties hereto, and notwithstanding, the Parties will cooperate to perform the substance of their obligations hereunder. Therefore, subject to this paragraph, in the event that any provision of this Agreement is rendered invalid or unenforceable by a court of competent jurisdiction, or the applicable laws and regulations are altered by any legislative or regulatory body, or either Party notifies the other Party in writing of its reasonable belief that this Agreement or any of its provisions may be declared null, void, unenforceable, or in violation of Applicable Laws, the remaining provisions, if any, of this Agreement shall nevertheless continue in full force and effect.

6. TERM

a. Initial Term. This Agreement and the provisions hereof, shall be in full force and effect for one (1) year following the Effective Date. During the Term, the Agreement may not be terminated, except in the event that one Party materially breaches this Agreement, which breach cannot reasonably be cured or remains uncured for thirty (30) days after the non-breaching Party provides written notice of the breach to the breaching Party. The expiration or termination of this Agreement shall not act as a waiver of any claims, suits, or causes of action of any kind that either Party may have against the other arising out of this Agreement or the Services.

b. Renewal Term. Prior to the expiration of the Initial Term, either Party can send written notice to the other Party of its intent to renew the Agreement for a subsequent one (1) year renewal term (a “Renewal Term”) at least thirty (30) days prior to the expiration of the then current term. If the Parties mutually agree, the term shall be extended for the Renewal Term.

7. REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants to the other Party that: (i) it is duly organized, validly existing and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization or chartering; (ii) it has the full right, power and authority to enter into this Agreement, to grant the rights granted hereunder and to perform its obligations hereunder; (iii) it owns or has rightful legal interest in and to any equipment or materials provided by the Party being utilized in connection with the services provided in this Agreement (iv) the execution of this the Agreement by its Representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party; and (v) when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

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8. INDEMNITY; LIMITATION ON LIABILITY

a. Indemnity of SD. NMG hereby indemnifies and holds SD (along with its Representatives) harmless from any liability, cost or expense (including reasonable attorneys’ fees) arising out of any claim asserted by a third party against SD which claim is based on a breach by NMG of its obligation hereunder and/or the gross negligence or intentionally wrongful acts or omissions of NMG in the performance of its obligations and responsibilities under this Agreement. If SD seeks indemnification from NMG, it shall give NMG notice of such claim, and NMG shall defend and settle such claim at its sole expense, provided that SD shall cooperate in such defense, and further provided that SD may elect to engage counsel to participate in such defense at its own expense.

b. Indemnity of NMG. SD hereby indemnifies and holds NMG (along with its officers, employees, agents, and managers) harmless from any liability, cost or expense (including reasonable attorneys’ fees) or any suit, action, liability, proceeding, or governmental investigation, pending or threatened, whether based on statute, regulation or order, tort, contract or otherwise, before any court or governmental authority, arising out of any claim asserted by a third party against NMG which claim is based on or arising from (i) a breach of any representation, warranty or covenant set forth in this Agreement; (ii) a breach by SD of its obligation hereunder and/or the gross negligence or intentionally wrongful acts or omissions of SD in the performance of its obligations and responsibilities under this Agreement; (iii) events or circumstances that transpired between SD and third-parties prior to the execution of this Agreement; (iv) NMG’s use the Licensed Premises or of NMG’s use of the equipment at the Licensed Premises. If NMG seeks indemnification from SD, it shall give SD notice of such claim, and SD shall defend and settle such claim at its sole expense, provided that NMG shall cooperate in such defense, and further provided that NMG may elect to engage counsel to participate in such defense at its own expense.

c. Limitation of Liability.

i. The obligations of either Party pursuant to this Agreement shall not constitute personal obligations of such Party’s Representatives, and the other Party shall look solely to such Party and to no other Person for the satisfaction of any liability with respect to this Agreement. The limitations of liability set forth in this Section 8 are in addition to, and not in lieu of, any other limitations of liability or indemnification obligations set forth elsewhere in this Agreement or in other contracts, agreements, instruments, or other documents.

ii. EACH OF THE PARTIES HEREBY AGREES THAT IN NO EVENT SHALL THE OTHER PARTY BE LIABLE UNDER OR IN RELATION TO THIS AGREEMENT OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES (AND WHETHER IN RELATION TO TORT, INCLUDING NEGLIGENCE), BREACH OF CONTRACT, STRICT LIABILITY OR OTHERWISE, OR ANY OTHER LIABILITY FOR ANY OF THE FOLLOWING: (I) LOSS OF PROFITS, REVENUES OR SALES; (II) LOSS OF BARGAIN; (III) LOSS OF OPPORTUNITY; (IV) LOSS OF USE OF ANY SERVICE OR ANY COMPUTER EQUIPMENT; (V) LOSS OF TIME ON THE PART OF MANAGEMENT OR OTHER STAFF; (VI) BUSINESS INTERRUPTION, RELATED TO THIS AGREEMENT OR THE SERVICES PROVIDED HEREUNDER, (VII) DAMAGE TO OR LOSS OF DATA; OR (VIII) ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, EXTRAORDINARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND HOWSOEVER.

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9. CONFIDENTIALITY

a. Confidential Information. Each Party acknowledges that, in connection with this Agreement and it will gain access to the other Party’s Confidential Information. Each Party shall: (i) protect and safeguard the confidentiality of the other Party’s Confidential Information with at least the same degree of care as such Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (ii) not use the other Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (c) not disclose any such Confidential Information to any person or entity, except to its Representatives who are bound by written confidentiality obligations and have a need to know the Confidential Information to exercise its rights or perform its obligations under this Agreement. Notwithstanding the foregoing, each Party expressly acknowledges that it does not and will not have an ownership interest, whatsoever, in any of the other Party’s Confidential Information, and shall have no right to use any of the other Party’s Confidential Information except during the Term of this Agreement with the other Party’s express written consent.

b. Disclosure of Confidential Information. Notwithstanding the foregoing, a Party may disclose the other Party’s Confidential Information to the extent required to comply with Applicable Law, governmental regulations, or pursuant to an order of a court of competent jurisdiction, but even then, only upon sufficient advanced written notice SD to permit SD to object, quash, or otherwise seek to avoid disclosure of the Confidential Information, should it choose to do so.

10. MISCELLANEOUS

a. Notice. Any notice required to be given pursuant to this Agreement shall be in writing and delivered personally to the other designated Party or mailed by certified or registered mail, return receipt requested or delivered by a recognized national overnight courier service, except e-mail may be used for day-to-day operations and contacts but not for ‘notice’ or other communications required under this Agreement or by law.

b. Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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c. Severability. In the event that any term, clause, or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be deemed to be severed from the Agreement.

d. Assignment. The rights granted hereunder may be assigned, delegated or sub-contracted by either Party with the written consent of the other Party to this Agreement, which consent shall not be unreasonably withheld, delayed or conditioned.

e. Relationship of The Parties. The relationship between the Parties is that of independent contractors. Nothing in this Agreement shall create or shall be deemed to create any joint venture or partnership between the Parties, nor shall anything in this Agreement render or be construed to render any of employees or agents of one Party to be employees or agents of the other Party. This Agreement does not provide any of one Party’s employees or agents with any rights or benefits to which an employee or agent of the other Party may be entitled. Each Party acknowledges exclusive responsibility for and indemnifies the other Party against withholding and payment of any and all taxes, including but not limited to FICA taxes, worker’s compensation insurance premiums, unemployment, state and federal income taxes, and any such withholding payments required under state or federal law, as well as vacation pay, paid sick leave, retirement benefits, and employee benefits of any kind whatsoever for all Personnel on their payroll, and neither Party shall be liable for any of the foregoing with regard to Personnel on the other Party’s payroll.

f. Entire Agreement. This Agreement and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

g. Amendments. Any amendment to this Agreement must be in writing and signed by an authorized person of each Party.

h. Surviving Rights. Any rights or obligations of the Parties in this Agreement which, by their nature, should survive termination or expiration of this Agreement will survive any such termination or expiration.

i. Further Assurances. Each Party shall, upon the reasonable request of the other Party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

j. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

k. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

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l. Equitable Relief. Each Party acknowledges that a breach by the Party of this Agreement may cause the other Party irreparable damages, for which an award of damages would not be adequate compensation and agrees that, in the event of such breach or threatened breach, the other Party will be entitled to seek equitable relief, including a restraining order, injunctive relief, specific performance and any other relief that may be available from any court, in addition to any other remedy to which the other Party may be entitled at law or in equity. Such remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available at law or in equity (which are cumulative and may be exercised singularly or concurrently), subject to any express exclusions or limitations in this Agreement to the contrary.

m. Counterparts; Electronic Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same Agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

n. Force Majeure. Neither Party shall be responsible for delays or failure of performance under this Agreement to the extent resulting from causes that are beyond the reasonable control of such Party and which render the continued performance of this Agreement impossible, impractical or illegal, including, but not limited to, fire, flood, explosion, tornado, epidemic, earthquake, snowstorm, ice storm or other act of God, embargo, explosion, malfunction, riots, civil disputes, acts or threatened acts of terrorism or war, failure of the internet or government controls or regulations, lack of availability of source material meeting the qualifications and standards in this Agreement at commercially reasonable prices, and problems or defects in relation to the Internet and/or any telecommunication systems. The existence of such causes of such delay or failure shall extend the period for performance to the extent necessary to enable complete performance in the exercise of reasonable diligence after the causes of delay or failure have been removed.

o. Jurisdiction and Disputes.

I. This Agreement shall be governed and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of California.

ii. In the event of any Claim arising out of or relating to any performance required under this Agreement, or the interpretation, validity or enforceability hereof, the Parties hereto shall use their best efforts to settle the Claim. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable resolution satisfactory to the Parties. If the Claim cannot be settled through negotiation within a period of seven (7) days, the Parties agree to attempt in good faith to settle the Claim through mediation, administered by a mediator mutually agreeable to the Parties, before resorting to arbitration. If they do not reach such resolution, or an agreed upon mediator cannot be identified, within a period of thirty (30) days, then, upon notice by either party to the other they shall commence arbitration as set forth below.

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iii. The Parties agree to submit any and all Claims, or any dispute related in any way to this Agreement and the services rendered hereunder, to binding arbitration before JAMS. The arbitration shall be held in accordance with the JAMS then-current Streamlined Arbitration Rules & Procedures (and no other JAMS rules), which currently are available at: http://www.jamsadr.com/rules-streamlined-arbitration. The arbitrator shall be either a retired judge, or an attorney who is experienced in commercial contracts and licensed to practice law in California, selected pursuant to the JAMS rules. The Parties expressly agree that any arbitration shall be conducted in the Orange County, California. Each party understands and agrees that by signing this Agreement, such party is waiving the right to a jury. The arbitrator shall apply California substantive law in the adjudication of all Claims. Notwithstanding the foregoing, either party may apply to the Superior Courts located in Orange County, California for a provisional remedy, including but not limited to a temporary restraining order or a preliminary injunction. The application for or enforcement of any provisional remedy by a party shall not operate as a waiver of the Agreement to submit a dispute to binding arbitration pursuant to this provision. In no event shall a Claim be adjudicated in Federal District Court. In the event that either party commences a Claim in Federal District Court or moves to remove such action to Federal District Court, the Parties hereby mutually agree to stipulate to a dismissal of such Federal Claim with prejudice. After a demand for arbitration has been filed and served, the Parties may engage in reasonable discovery in the form of requests for documents, interrogatories, requests for admission, and depositions. The arbitrator shall resolve any disputes concerning discovery. The arbitrator shall award costs and reasonable attorneys’ fees to the prevailing party, as determined by the arbitrator, to the extent permitted by California law. The arbitrator's decision shall be final and binding upon the Parties. The arbitrator's decision shall include the arbitrator’s findings of fact and conclusions of law and shall be issued in writing within thirty (30) days of the commencement of the arbitration proceedings. The prevailing party may submit the arbitrator’s decision to Superior Courts located in Orange County for an entry of judgment thereon.

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IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have duly executed this Agreement as of the date set forth below.

NMG Cathedral City, LLC (“NMG”) By: /s/ Stephen Trip Hoffman Name: Stephen ‘Trip’ Hoffman Title: Authorized Signatory Dated: June 6, 2019	Satellites Dip, LLC (“SD”) By: /s/ Azadeh Dastmalchi Name: Azadeh Dastmalchi Title: Authorized Signatory Dated: June 6, 2019

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EXHIBIT A

LICENSES

[insert licenses on next page]

EXHIBIT A